Exhibit 10.5

OIL AND GAS PURCHASE CONTRACT

This Oil and Gas Purchase Contract (the “Contract”) is made and entered into as of the 1st day of October, 1993, by and between TORCH ENERGY MARKETING, INC., a Delaware corporation (hereinafter referred to as “Buyer”), and TORCH ROYALTY COMPANY, a Delaware corporation, and VELASCO GAS COMPANY LTD., a Texas limited partnership (hereinafter collectively referred to as “Seller”).

RECITALS

WHEREAS, Seller has a supply of Oil and Gas to be produced from the Subject Interests (as hereinafter defined) which Seller desires to sell; and

WHEREAS, the parties hereto intend to provide for and desire to enter into a contract for the sale by Seller and the purchase by Buyer of Oil and Gas produced from the Subject Interests pursuant to the provisions of this Contract:

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements and covenants herein set forth, Seller and Buyer agree as follows:

I. DEFINITIONS

The following terms, where used and whether or not capitalized in this Contract, and all recitals, exhibits, and appendices contained in or attached to this Contract have the following meanings:

“Applicable Hub Price” has the meaning set forth in Section 4.06.

“Applicable Hub Price-NYMEX Differential” for each production Month and for each Field during such Month, means (in dollars per MMBtu) (i) the average of the last three days’ settlement prices for the corresponding Natural Gas futures contract on the New York Mercantile Exchange first nearby contracts (i.e. settlement prices for the month of June are the settlement prices for the June futures contracts on the last three days in May during which such June futures contracts are traded) minus (ii) the Applicable Hub Price for such Field for such Month.

“Austin Chalk Fields” means the Subject Interests identified as the Austin Chalk Fields in the Conveyances.

“Barrel” means a barrel of Oil equal to 42 U.S. gallons at 60 degrees Fahrenheit.

“Btu” means British thermal unit. As used herein, Btu content of an Mcf of gas will be calculated on a dry basis. MMBtu means 1,000,000 Btu.

“Chalkley Field” means the Subject Interests identified as the Chalkley Field in the Conveyances.

“Contract Year” means the period beginning on January 1 and continuing thereafter for a period of 365 days (or 366 days in the case of a leap year) and each succeeding 365 day (or 366 day as the case may be) period thereafter, except for the first Contract year, which shall commence on October 1, 1993 and end December 31, 1993.

“Conveyances” means the Net Overriding Royalty Conveyances to the Royalty Trust dated as of November 22, 1993.

“Cotton Valley Fields” means the Subject Interests identified as the Cotton Valley Fields in the Conveyances.

“Day” means the period of time defined as “day” or “daily” in the effective tariff or other operating rules, policies or procedures of the Receiving Pipeline.

“Deductible Costs” means for each Month for each Field the amount, on a per MMBtu basis, specified on Exhibit A as deductible costs for such Field.

“Existing Burdens” has the meaning assigned to that term in the Conveyances.

“FERC” or “Commission” means Federal Energy Regulatory Commission or any successor thereto, having jurisdiction.

“Fields” means, collectively, the Chalkley Field, the Robinson’s Bend Field, the Cotton Valley Fields and the Austin Chalk Fields.

“Field Price” shall have the meaning set forth in Section 4.14.

“Field Price-NYMEX Differential” for each production Month during the term of this Contract and for each Field during such Month means (in dollars per Barrel) (i) the average during such Month of the daily settlement prices of the first nearby futures contracts for West Texas Intermediate Crude Oil on the New York Mercantile Exchange minus (ii) the Field Price for such Field for such Month.

“Gas” means any mixture of hydrocarbons or of hydrocarbons and noncombustible gases, in a gaseous state, consisting essentially of methane and including gas produced in association with oil and commonly known as casinghead gas. Gas shall include, but shall not be limited to, methane produced from coal beds.

“Gas Gathering Agreement” shall mean the Gas Gathering Agreement, dated June 30, 1990, as amended, between Buyer, as “Shipper,” and Bahia Gas Gathering Ltd., a Texas limited partnership, as “Gatherer.”

“Mainline Point” means the location specified for each Field on Exhibit A.

“Maximum Volume” shall mean, prior to January 1, 1995, the Btu equivalent of 730 MMcf of Seller’s Gas produced from the Robinson’s Bend Field during any quarter, and thereafter the Btu equivalent of 912.5 MMcf of Seller’s Gas produced from the Robinson’s Bend Field during any Quarter.

“Month” means the period of time defined as “Month” or “Monthly” in the effective tariff or other operating rules, policies or procedures of the Receiving Pipeline.

“Oil” means crude oil and condensate.

“Producer Price Index” shall mean the Producer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor.

“Production Deficiency” means, for any Month, the amount (expressed in MMBtu’s) by which the total production of Seller’s Gas from the Robinson’s Bend Field during such Month is, for any month ending prior to January 1, 1995, less than the Btu equivalent of 243,334 Mcf, and for any month ending thereafter, is less than the Btu equivalent of 304,167 Mcf.

“Weighted Average Field Price” for each Month during the term of this Contract, means (in dollars per Barrel) the average of the Field Price for each Field, weighted for Oil production from each such Field.

“Weighted Average Hub Price” for each Month during the term of this Contract, means (in dollars per MMBtu) the result of (i) total Seller’s Gas production from each Field multiplied by the Applicable Hub Price for such Field, divided by (ii) total Seller’s Gas production from the Fields during the Month.

“Weighted Average Specified Gas Price” for each Month means (in dollars per MMBtu) the average of the difference between the Specified Price for Gas for such Month minus the Applicable Hub Price-NYMEX Differential for each Field during such Month, weighted for Seller’s Gas production from such Field during such Month.

“Weighted Average Specified Oil Price” for each Month means (in dollars per Barrel) the average of the difference between the Specified Price for Oil for such Month minus the Field Price-NYMEX Differential for the Month for each Field during such Month, weighted for Seller’s Oil production from such Field during such Month.

“Wells” means any well described on Exhibit B, including any infill or replacement wells drilled and completed after the date of this Contract which produce Seller’s Oil or Seller’s Gas from the Fields.

“Working Day” means a calendar day Monday through Friday and excludes Saturday, Sunday and nationally recognized holidays.

II. QUANTITY; COMMITMENT, RESERVATION

2.01 Quantity: Subject to the terms and conditions herein, (i) Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and accept from Seller all of Seller’s Gas produced from the Wells, subject to applicable operating and Gas balancing agreements covering the Wells; and (ii) Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and accept from Seller all of Seller’s Oil produced from the Wells, subject to applicable operating agreements covering the Wells.

2.02 Commitment: Seller hereby commits and dedicates to the performance of this Contract all of Seller’s Oil and Seller’s Gas.

2.03 Reservations: Seller specifically reserves and excepts the following quantities of Seller’s Gas from the quantities to be delivered under the terms of this Contract:

a. All Seller’s Gas which Seller may require for fuel for operation and development of the Subject Interests and all free gas which Seller is obligated to furnish under any operating agreements or leases which grant Seller the right to drill for, produce or dispose of Seller’s Gas in, under and from the Subject Interests.

b. All volumes of Seller’s Gas which are contractually committed as of the date hereof for delivery to others under the existing terms of leases or applicable operating agreements, provided that for purposes hereof, Buyer shall be deemed to purchase and Seller shall be deemed to sell all committed Seller’s Gas for the Monthly Gas Price and to immediately resell such Seller’s Gas pursuant to such contractual commitments.

c. Subject to the terms of the Conveyances, the right to operate or manage leases in such manner as Seller, in Seller’s sole discretion, may deem advisable and, acting as a prudent operator or working interest owner, to drill new Wells, repair or rework old Wells, renew or extend, in whole or in part, any lease or unit subject to this contract and abandon any Well or surrender, release or terminate any lease not deemed by Seller capable of producing Gas in commercial quantities.

d. The right to use Seller’s Gas for cycling, repressuring and pressure maintenance on the Subject Interests or Units to which the Subject Interests are or shall be committed; however, Seller’s Gas so used shall be tendered by Seller to Buyer for purchase hereunder when such Gas becomes available for delivery.

e. Seller’s Gas reasonably necessary for gas-lifting of oil produced on or attributable to leases; provided, however, if Seller uses substantial volumes of Seller’s Gas for such gas-lifting operations Seller shall deliver such Gas pursuant to the terms hereof at the conclusion of each operation, or as it is produced, at a pressure sufficient to enable such Gas to enter the system of the Receiving Pipeline at the pressure then existing therein.

2.04 Processing: Seller’s Gas will be delivered hereunder before any processing occurs, and the right to process, or cause the processing of, all Seller’s Gas delivered hereunder, for the extraction of ethane, propane, butanes, pentanes and heavier hydrocarbons belongs to Buyer (which bears so much methane as is necessarily removed in the employment of customary processes for the extraction of all such components and such Gas as is required for fuel or is otherwise lost in such extraction process), and all right, title, and interest to all such components extracted belongs to Buyer (which bears all Seller’s Gas used or otherwise lost in such extraction process).

2.05 Verification: Upon written request from Buyer, Seller shall furnish Buyer, as available, all information concerning engineering, tests and basic geological data on all Wells. Such data shall include, but is not limited to, all production data and flow potential data now or hereafter in existence. Seller shall furnish Buyer information concerning production allowables and proration status with respect to each Well connected under this Contract.

III. DELIVERY OF OIL AND GAS

3.01 Delivery Point: The delivery point, for Seller’s Gas produced from each Field, shall be the point described as the Delivery Point on Exhibit A or such other point or points as the parties may agree upon in writing from time to time (the “Delivery Point”). The Delivery Point for Seller’s Oil is the point of transfer to Buyer or its designee from the lease tanks or other base measuring facility located on the Underlying Properties.

3.02 Transportation: Seller shall be responsible for all arrangements necessary to deliver Seller’s Oil and Gas sold hereunder to the Delivery Point and Buyer shall be responsible for all arrangements necessary to receive Seller’s Oil and Gas purchased hereunder at the Delivery Point.

3.03 Delivery Pressure, Quality, and Measurement: Seller’s Gas delivered by Seller shall be of the same quality and heating value for the Gas as specified in the effective tariff or other operating rules, policies or procedures of the Receiving Pipeline at the Mainline Point. Measurement shall be performed by the Receiving Pipeline.

3.04 Title: Title, ownership and risk of loss of Seller’s Oil and Seller’s Gas sold hereunder shall pass from Seller and vest in Buyer upon delivery and acceptance of such Oil and Gas at the Delivery Points.

3.05 Delivery Rate: In connection with deliveries of Seller’s Gas hereunder, both parties shall be obligated to use reasonable efforts to avoid causing pipeline imbalances and to determine the cause of any pipeline imbalances for which a charge or penalty may be imposed. The party responsible for such imbalance charge or penalty shall be obligated to pay such imbalance charge or penalty regardless of whether it is the shipper on the subject pipeline.

IV. PRICE FOR OIL AND GAS

4.01 Gas Purchase Price:. Subject to Section 4.06 and subject to adjustment as provided in Section 4.02, the Monthly purchase price for Seller’s Gas (“Monthly Gas Price”) per MMBtu delivered to the Delivery Point and sold by Seller and purchased by Buyer shall be the greater of (i) $1.70 per MMBtu (the “Minimum Price”) and (ii) the Index Price. The Index Price for any Month shall equal 97% of the result of the following for such Month: (i) the Weighted Average Hub Price multiplied times the Variable Gas Ratio, plus (ii) the Weighted Average Specified Gas Price multiplied times the Specified Gas Ratio.

4.02 Primary Term: For the period commencing October 1, 1993 through December 31, 2001 (“Primary Term”), the Monthly Gas Price for Seller’s Gas shall be subject to the following:

a. In the event the Index Price in any Month is greater than $2.10 per MMBtu (the “Sharing Price”), then the Monthly Gas Price shall be an amount equal to the following: the Sharing Price per MMBtu plus fifty percent of the difference between the Index Price and the Sharing Price (such portion of the difference being the “Price Differential”); provided Buyer has no accrued Price Credits (defined in paragraph 4.02b below) in the Price Credit Account (defined in paragraph 4.02b below).

b. In the event the Index Price in any Month is less than the Minimum Price per MMBtu, then the Monthly Gas Price shall be equal to the Minimum Price per MMBtu and Buyer shall receive a credit (“Price Credit”) from Seller equal to the difference between the Index Price and the Minimum Price for each MMBtu of gas sold during such Month which shall be credited (dollar for dollar) to an account (“Price Credit Account”) to be established by Buyer, for each MMBtu of Seller’s Gas so purchased by Buyer. No Price Credits will accrue in respect of production purchased by TEMI prior to January 1, 1994.

c. Notwithstanding paragraphs a and b of this Section 4.02, if Buyer has any accrued Price Credits in the Price Credit Account, the Monthly Gas Price for each MMBtu of Seller’s Gas purchased by Buyer will be reduced (but not below the Minimum Price) such that Buyer shall receive, with respect to Seller’s Gas purchased by Buyer during such Month, an offset (dollar for dollar) against any Price Credits in the Price Credit Account.

4.03 Remaining Term: Following the expiration of the Primary Term and for the remaining term of this Agreement, Buyer shall have the option (the “Option”) to cause the Monthly Gas Price to equal the Index Price for the remaining term of the contract. Buyer shall exercise the Option not later than fifteen Days prior to the expiration of the Primary Term and, thereafter during the remaining term, not later than fifteen Days prior to the expiration of a Contract Year by notifying Seller in writing of Buyer’s election to exercise the Option. In the event Buyer exercises the Option, Buyer shall be precluded from recovering any remaining Price Credits from the Price Credit Account after the purchase of Seller’s Gas at the Index Price becomes effective. The Option granted herein once exercised shall be effective on the next following first Day of January. This Option shall not be exercised more than once during the term of this Agreement. If Buyer does not exercise the Option, then the Minimum Price and the Sharing Price shall be increased for inflation based on the Producer Price Index on January 1 of each year commencing January 1, 2002.

4.04 Included Costs Prior to the Delivery Point: Buyer may deduct from the price paid for Seller’s Oil or Gas hereunder all Taxes, expenses and costs arising or attributable to Seller’s Oil or Seller’s Gas prior to its delivery to the Delivery Point to the extent (if any) incurred by Buyer. If Buyer makes any such deductions, Buyer shall assume the obligation of applying the amounts so deducted to those entitled thereto. If

Buyer does not deduct royalties, Seller assumes the obligation, if any, to pay proceeds due royalty owners or any other persons entitled thereto.

4.05 Robinson’s Bend field: Notwithstanding the provisions of Sections 4.01 and 4.02, the purchase price for Seller’s Gas produced in the Robinson’s Bend field during any Month within a Quarter shall be subject to the following:

a. If, during any Quarter, there is no Production Deficiency in any Month during such Quarter, with respect to production from the Robinson’s Bend Field, Buyer shall be deemed to purchase and Seller shall be deemed to sell, one third of the Maximum Volume during each Month in such Quarter, for the Monthly Gas Price for such Month.

b. If, during any Quarter, there is a Production Deficiency in one (but only one) Month during such Quarter, with respect to production from the Robinson’s Bend Field, Buyer shall be deemed to purchase and Seller shall be deemed to sell (i) one third of the Maximum Volume during each of the Months during which there is no Production Deficiency for the Monthly Gas Price for such Month, (ii) all production during the Month during which there was a Production Deficiency at the Monthly Gas Price for such Month, and (iii) an amount of Seller’s Gas equal to the lesser of the Production Deficiency and the aggregate Production Excess for the Quarter at a weighted average price computed based on the Monthly Gas Price and amount of Production Excess for the Months in such Quarter during which there was no Production Deficiency.

c. If during any Quarter, there is a Production Deficiency in two (but only two) Months during such Quarter, with respect to production from the Robinson’s Bend field, Buyer shall be deemed to purchase and Seller shall be deemed to sell (i) one third of the Maximum Volume during the Month in which there was no Production Deficiency for the Monthly Gas Price for such Month, (ii) all production during each Month for which there was a Production Deficiency at the Monthly Gas Price during such Month, and (iii) an amount of Seller’s Gas equal to the lesser of the aggregate Production Deficiency for such Quarter and the Production Excess for the Quarter at the Monthly Gas Price for the Month during such Quarter in which there was no Production Deficiency.

d. If during any Quarter, there is a Production Deficiency in each Month during such Quarter, with respect to production from the Robinson’s Bend field, Buyer shall be deemed to purchase and Seller shall be deemed to sell all production during each Month at the Monthly Gas Price during such Month.

4.06 Applicable Hub Prices: The Applicable Hub Price for each Field during the Month shall be the “Index Price” as published in the first issue during such Month of Inside FERC’s Gas Market Report for the referenced pipeline and/or market hubs set forth below:

Chalkley Field	Tennessee Gas Pipeline; Louisiana & Offshore Southern National Gas Co., Louisiana

Robinson’s Bend Field Cotton Valley Fields	Natural Gas Pipeline Co., Texas (Gulf Coast Line)

Austin Chalk Fields	Houston Ship Channel; Index (large packages only)

provided that gas production from the Austin Chalk Fields shall be 83% of the Applicable Hub Price. In the event the publishers of Inside FERC’s Gas Market Report determine there is insufficient data to publish an

Applicable Hub Price for any Field, and Inside FERC’s Gas Market Report instead publishes a range of prices at such hub, then the average of the range of prices shall be the Applicable Hub Price for the Field.

4.07 Replacement Applicable Hub Price: In the event the publisher of the Applicable Hub Price or any Replacement Hub Price (defined below) ceases publication of any of the foregoing referenced indices, substantially alters the method by which any of the foregoing referenced indices are calculated, substantially alters the source of data utilized in calculating any of the foregoing referenced indices or otherwise substantially alters any of the foregoing referenced indices, then in that event Buyer and Seller shall promptly notify the other in writing of such event and shall mutually agree in writing on an index price to replace the Applicable Hub Price or the replacement (“Replacement Hub Price”) within 30 Working Days (herein referred to as the “Negotiation Period”) following the date of such written notice. In the event that Buyer and Seller are unable to agree on a Replacement Hub Price within the Negotiation Period, then in that event the parties shall submit the determination of such Replacement Hub Price to arbitration as provided for in Sections 4.08 through 4.12 below.

4.08 Selection of the Arbitrator: Not later than ten Working Days following expiration of the Hub Negotiation Period provided for in Section 4.07 above, Buyer and Seller shall mutually select and appoint a qualified neutral third party as arbitrator not having any prior, current or future affiliation or association with Seller or Buyer, to determine a Replacement Hub Price. If at the end of such ten Working Day period the arbitrator has not been selected and appointed, then upon written request of either party an arbitrator shall be promptly selected by the American Arbitration Association (“AA”), which shall select and appoint an arbitrator (such third party whether appointed by the parties or by the AA herein referred to as “Arbitrator”) with the following minimum qualifications:

a. A minimum of ten years (immediately prior to the appointment) general experience in the purchase and sale of natural gas.

b. A minimum of three years experience pricing natural gas in the Henry Hub area.

4.09 Arbitration: Upon selection and appointment of the Arbitrator each party shall deliver to the other party and to the Arbitrator within ten Working Days of the appointment of the Arbitrator a written proposal stating a proposed Replacement Hub Price together with supporting materials and documentation. The other party may submit its written counterproposal together with supporting materials and documentation within ten Working Days of receipt of the written proposal from the Party initiating arbitration, to both the party and the Arbitrator. The Arbitrator may request additional information or documentation from either party, which information or documentation shall be timely provided. Upon receipt of each parties proposal the Arbitrator shall determine the Replacement Hub Price to be used in accordance with the following instructions, unless the parties agree in writing upon other instructions:

a. The Replacement Hub Price selected for a Field shall be representative of the Spot Market price for Gas delivered to the Mainline Point for such Field.

b. “Spot Market” shall mean the market price per MMBtu of Gas sold and purchased for a period of thirty Days (or a lesser term if Monthly indices are not published).

c. The Replacement Hub Price shall be reported on a Monthly basis in a publication of general circulation or dissemination.

d. The Arbitrator shall determine the Replacement Hub Price no later than sixty Working Days after the Arbitrator’s appointment.

4.10 Price Payable Prior to and During Arbitration: In the event arbitration is invoked pursuant to Sections 4.07 through 4.08 of this Contract, then during the Negotiation Period through and until the Arbitrator has determined the Replacement Hub Price the price to be paid for all Seller’s Gas covered by this Contract shall be the last price in effect before arbitration was invoked. Upon the conclusion of the arbitration the price shall be adjusted retroactively to the date the applicable index was altered or ceased publication and each party shall pay to the other such amounts due under the Replacement Hub Price within twenty Working Days following the Arbitrator’s decision.

4.11 Finality of Award;Costs of Arbitration: The determination of the Arbitrator shall be final and binding on the parties, save in the event of manifest material error or misconduct by the Arbitrator. Each party shall bear its own costs and expenses and share equally the costs and expenses of the Arbitrator and the arbitration.

4.12 Supplemental Arbitration Rules: In the event that the procedures or rules for arbitration set forth above are inadequate to arbitrate the matters described above, or in the event of the absence of procedures or rules necessary to arbitrate the matter then the foregoing procedures and rules shall be supplemented by and the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AA.

4.13 Purchase Price for Oil: The purchase price paid for each Barrel of Seller’s Oil purchased during each Month under the Contract shall be 97% of the following: (i) the Weighted Average Specified Oil Price for such Month multiplied times the Specified Oil Ratio plus (ii) the Weighted Average Field Price for such Month multiplied times the Variable Oil Ratio for such Month.

4.14 Field Price: The Field Price for Seller’s Oil produced each Month from each Field will be the average of Koch Oil Company’s daily posted prices for the Month for production from such Field of like kind, quality and area, with applicable adjustments for gravity and transportation. In the event Koch Oil Company postings are not available, then another purchasing company’s posting will be chosen by mutual agreement between the Buyer and Seller.

V. EFFECTIVE DATE AND TERM

5.01 Term: This Contract shall become effective on the date hereof and shall continue through December 31, 2012 or the earlier termination of the Royalty Trust.

VI. BILLING AND PAYMENT

6.01 Billing: Buyer shall obtain from the Receiving Pipeline information on the quantity of Seller’s Gas delivered hereunder. A statement setting forth and accounting for the quantity of Seller’s Gas delivered to Buyer and the allocation of the Monthly Gas Price shall be furnished to Seller at the time of the payment set forth in paragraph 6.02 below. If a discrepancy occurs between Seller’s documentation and Buyer’s documentation, Buyer will render payment on the undisputed volume. Upon agreement as to volume between Seller, Buyer and the Receiving Pipeline, the parties shall remit and/or refund payments to make such adjustments as are necessary. The records of the Receiving Pipeline shall control in the event of a difference or dispute between Seller’s records and Buyer’s records.

6.02 Payment: Buyer shall render the payment to Seller by wire transfer for Seller’s Oil and Gas delivered during any Month on the last Day of the second Month following the end of the calendar quarter during which the Oil and Gas was delivered.

6.03 Auditing: Each party shall have the right at reasonable hours to examine the records of the other party to the extent necessary to verify the accuracy of any statement made hereunder. In the event of any inaccuracy, any necessary adjustments in the billing shall be promptly made; provided that no adjustment for any billing and payment shall be made after the lapse of two years from the rendition thereof.

VII. TAXES AND CHARGES

Seller shall pay, or cause to be paid, all Taxes or other sums due on production or severance of Seller’s Gas prior to delivery to Buyer at the Delivery Point. All such Taxes shall be paid by Seller directly to the taxing authority unless Buyer is required by law to collect and remit such Taxes, in which event Buyer shall withhold from payments to Seller an amount required to be collected and remitted by Buyer. In those states in which Buyer, as the first purchaser, is required to remit Taxes or file a response, Seller shall, upon the request of Buyer, provide Buyer with any necessary additional information. If any such Tax is claimed, assessed or levied on Buyer, then Seller shall reimburse Buyer for the amount of such Tax. Buyer is entitled to purchase Seller’s Oil and Gas free from sales, use or gross receipts Taxes arising upon delivery of such Oil and Gas and Buyer shall, upon request of Seller, furnish Seller with any applicable exemption certificates.

VIII. WARRANTY OF TITLE

Seller warrants title to all Seller’s Oil and Gas delivered hereunder, that it has the right to sell and transfer title to the same and that said Oil and Gas is free and clear of all liens, claims and encumbrances. In the event of any adverse claim being asserted against Seller’s Oil and Gas, Buyer shall have the right to withhold payment, of sums due hereunder up to the amount of the claim until such claim shall have been finally determined or until Seller shall have furnished other adequate security to Buyer. Seller shall indemnify, defend and hold Buyer harmless from and against any loss, damage, cost or expense including court costs, witness and attorney fees and expenses arising out of breach of the foregoing warranties.

IX. INDEMNITY

Buyer shall indemnify, defend and hold Seller harmless from and against all loss, cost and expense, including court costs and attorney fees, for any claims, suits, judgments, demands actions or liabilities growing out of the operations conducted or performance hereunder by Buyer or arising while Seller’s Oil and Gas is in Buyer’s exclusive control and possession. Seller shall indemnify, defend and hold Buyer harmless from and against any loss, cost and expense, including court costs and attorney fees, for any claims, suits, judgments, demands, actions or liabilities growing out of Seller’s operation hereunder or arising while Seller’s Oil and Gas is in Seller’s exclusive control and possession.

X. FORCE MAJEURE

10.01 General: Neither party shall be responsible for any loss or damage to the other party resulting from any delay in performing or failure to perform any obligation under this Contract (other than Buyer’s obligation to pay Seller for Seller’s Gas purchased and accepted hereunder) to the extent such failure or delay is caused by Force Majeure.

10.02 Defined: “Force Majeure” means any event that, directly or indirectly, renders a party unable, wholly or in part, to perform or comply with any obligation or condition of this Contract to the extent that the event, or the adverse effects of the event, could not have been prevented by the affected party with reasonable foresight, at reasonable cost, and by exercise of reasonable diligence, including the following events (to the extent they otherwise satisfy the foregoing definition):

a. Acts of God, landslides, lightning, earthquakes, fires, explosions, and other casualties.

b. Strikes, lockouts and other industrial disturbances.

c. Acts of the public enemy, wars, blockades, insurrections, riots, epidemics, arrests or restraints of government (federal, state, local, civil, tribal or military) or people, civil disturbances, national emergencies, and acts, orders or regulations of governmental agencies, or the affected party’s compliance therewith, or any governmental proration or priority.

d. The inability of the affected party to acquire, or delay on the part of the affected party in acquiring, materials, supplies, machinery, equipment, servitudes, rights-of-way, easements, permits, licenses, or approvals or authorizations of regulatory bodies needed to enable that party to perform its obligations under this Contract.

e. The physical constraint or restriction, or breakage, freezing, rupture, accident or blockage of or to, equipment or lines of pipe.

f. Interruption of any of Buyer’s gathering, treating, processing or transportation arrangements.

10.03 Notice: The party affected by Force Majeure shall give the other party notice of the occurrence of the Force Majeure as soon as reasonably practicable after such occurrence.

10.04 Remedy of Force Majeure: The party affected by Force Majeure shall use reasonable efforts to remedy each event of Force Majeure and resume full performance under this Contract as soon as reasonably practicable, except that the settlement of strikes, lockouts, and other labor disputes shall be entirely within the discretion of the affected party.

XI. REGULATORY AUTHORITY

11.01 Laws and Regulations: This Contract and each provision hereof shall be subject to all valid applicable federal, state, county, municipal and tribal laws and to the orders, rules and regulations of any duly constituted federal, state, county, municipal or tribal regulatory body or authority having jurisdiction. Either party shall have the right to contest the validity of any such law, order, rule or regulation and neither acquiescence therein or compliance therewith for any period of time shall be construed as a waiver of such right.

11.02 Natural Gas Regulation: Seller represents to Buyer that all Seller’s Gas sold to Buyer hereunder has never been committed or dedicated to interstate commerce pursuant to the Natural Gas Act, or that if any Seller’s Gas sold hereunder has ever been so committed or dedicated, it has been duly abandoned from such commitment or dedication pursuant to a rule, regulation or order of the FERC or it is no longer so committed or dedicated by operation of the Natural Gas Wellhead Decontrol Act of 1989. Seller further represents that the sale(s) by Seller to Buyer under this Contract qualify as a first sale(s) as defined in Natural Gas Policy Act of 1978, Section 2(21).

XII. SUCCESSORS AND ASSIGNS

This Contract shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Contract shall not be transferred or assigned, by operation of law or otherwise, by either party without the other party’s prior written consent which consent shall not be unreasonably withheld.

XIII. NOTICES

Any notice, request, demand or statement provided for in this Contract shall be in writing and directed to the address of Buyer or Seller as set forth below, or at such other address as Seller or Buyer shall designate in writing from time to time and shall be deemed given when actually delivered in person or by a public or private mail delivery service or upon receipt of a telecopy or other electronic transmission to the following addresses and numbers designated below:

SELLER:	BUYER:

For Payment: Torch Royalty Company P.O. Box 200021 Houston, Texas 77216-0021	For Billing Inquiries: Torch Energy Marketing, Inc. 1221 Lamar, Suite 1600 Houston, Texas 77010-3039 Attn: TEMI

For All Other Matters: Torch Royalty Company 1221 Lamar, Suite 1600 Houston, Texas 77010-3039 Attn: Gas Contract Admin.	For All Other Matters: Torch Energy Marketing, Inc. 1221 Lamar, Suite 1600 Houston, Texas 77010-3039 Attn: Director, Gas Marketing

TEAI:

For All Matters: Torch Energy Advisors Incorporated 1221 Lamar, Suite 1600 Houston, Texas 77008 Attn: General Counsel

XIV. MISCELLANEOUS

14.01 Relationship: It is not the purpose of the parties hereto to create a partnership, joint venture or association, or the relationship of agency or employer-employee and neither this Contract nor any of the operations hereunder shall be construed or considered as creating any such relationship.

14.02 Choice of Law: THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS (EXCLUDING APPLICABLE CHOICE OF LAW RULES) AND VENUE SHALL BE IN THE STATE OF TEXAS.

14.03 Attorney Fees: If it becomes necessary for either party to either initiate legal action to enforce or obtain compliance with any provision of this Contract or to defend any legal action initiated by a party, the prevailing party in such action shall be entitled to recovery of all of its costs and expenses incurred in such legal proceeding, including reasonable attorney fees and expenses, court costs, and expert witness, and consulting fees and expenses. The provisions of this Section 14.03 do not apply to the determination of a Replacement Hub Price pursuant to Sections 4.07 through 4.12 above.

14.04 Changes: Any change, modification, amendment, or alteration of this Contract shall be in writing and signed by the parties hereto and no course of dealing between the parties prior or subsequent to the date of this Contract shall be construed to change, modify, amend, alter or waive the terms hereof. Seller and Buyer shall not make any amendment that would materially reduce the revenues received by Seller which, in turn, would adversely impact the revenues paid by Seller to the Royalty Trust unless the Trustee approves such amendment.

14.05 Waivers: No waiver by a party of its rights or of any default by the other party under this Contract shall operate or be construed as a continuing waiver of such rights or a waiver of any future default, whether of a like or different character.

14.06 Headings: The headings or captions in this Contract are for the convenience of the parties in identification of the provisions hereof and shall not be considered when interpreting or construing the provisions of this Contract, or determining the rights, obligations or liabilities of any party hereto.

14.07 Recitals: The recitals contained herein form a part of this Contract and should be considered when determining the rights, obligations or liabilities of any party hereto.

14.08 Context of Words: In this Contract, unless there is something in the subject matter or context inconsistent herewith (i) words importing the singular shall include the plural and vice versa; (ii) words importing gender shall include the masculine, feminine and neuter genders, and (iii) references to the Contract shall include all exhibits attached hereto.

14.09 Severability: In the event that any of the non-material provisions of this Contract are determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining Provisions contained herein shall not in any way be affected or impaired thereby.

14.10 Limit of Liability: NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR SIMILAR DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES TO THE WELLS, THE RESERVOIR, THE RESERVES OR PRODUCTION FROM THE WELLS.

14.11 Exhibits: The exhibits referenced in this Contract are incorporated and made a part of this Contract as if fully set forth herein.

14.12 Dispute Resolution: The parties agree in the event of a dispute (other than the determination of a Replacement Hub Price as provided in Sections 4.07 through 4.12 above) to negotiation and submission of such dispute to alternative dispute resolution (“ADR”) before pursuing litigation.

14.13 Entire Contract: Unless otherwise provided herein, this Contract constitutes the entire agreement of the parties. Seller and Buyer covenant and agree that this Contract shall be deemed and considered for all purposes as prepared through the joint efforts of the parties and shall not be interpreted or construed against one party or the other as a result of the preparation, submittal or other event of a party or the negotiation, drafting or execution hereof.

14.14 Intended Beneficiaries: Seller’s Oil and Seller’s Gas have been dedicated to purchase under this Contract, and Buyer and Seller each agree that the terms of this Contract are intended to induce Royalty Trust to accept the Conveyances and issue units of beneficial interests therefor, and that the Royalty Trust is intended to rely on and be a beneficiary of each of the terms and provisions of this Contract. The Royalty Trust and Trustee shall be third party beneficiaries of this Contract, entitled to enforce this agreement against Buyer as if a party hereto.

IN WITNESS WHEREOF, the parties have executed the foregoing as of the day and year first above set forth.

WITNESSES	BUYER:

/s/ illegible	TORCH ENERGY MARKETING, INC.

/s/ illegible	By:	/s/ Michael D. Watford
	Name:	Michael D. Watford
	Title:	President

WITNESSES	SELLER:

/s/ illegible	TORCH ROYALTY COMPANY

/s/ illegible	By:	/s/ Roland E. Sledge
	Name:	Roland E. Sledge
	Title:	Vice President

WITNESSES	VELASCO GAS COMPANY LTD.

/s/ illegible	By:	/s/ Roland E. Sledge
	Name:	Roland E. Sledge
/s/ illegible	Title:	Vice President of Torch Energy Company, its general partner